Exhibit 3.F

EXECUTION VERSION

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (this “Agreement”) dated as of August 11, 2011, is by and between TLL Partners, L.L.C., a Delaware limited liability company (“Transferor”), Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford”), and Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC,” and together with Stratford, “Transferees”).

RECITALS

WHEREAS, Transferor and the Transferees have entered into the binding Heads of Terms, dated August 11, 2011 (the “Heads Agreement”), pursuant to which Transferor and the Transferees have agreed to effect the Exchange (as defined in the Heads Agreement) pursuant to which the following will occur: (a) TLLP will transfer 15 million shares of common stock of Teletouch Communications, Inc., a Delaware corporation (the “Company”), to Stratford (i) in redemption of all outstanding Series A Preferred Unit membership interests (the “Preferred Units”) in TLLP held by Stratford (the “Stratford Preferred Units”), and (ii) the further consideration of a cash payment by Stratford to TLLP in the amount of $2,250,000, and (b) TLLP will transfer 10 million shares of common stock of Teletouch to RRGC (i) in redemption of all outstanding Preferred Units in TLLP owned by RRGC (the “RRGC Preferred Units,” and together with the Stratford Preferred Units are herein sometimes collectively referred to as the “Transferred Preferred Units”), and (ii) the further consideration of a cash payment by RRGC to TLLP in the amount of $1,500,000; and

WHEREAS, the Heads Agreement contemplates that the Exchange will be made, in addition to the terms of the Heads Agreement, in accordance with the terms of this Agreement, the Escrow Agreement (as referenced in and in the form attached to the Heads Agreement) and all other agreements executed in connection therewith.

NOW, THEREFORE, the Transferor and the Transferees, for good and valuable consideration, the parties agree as follows:

ARTICLE I
TRANSFER OF STOCK

1.1 Transfer of Stock. Subject to and in accordance with the terms and conditions of the Heads Agreement, this Agreement, and the Escrow Agreement, at the Closing, the Transferor will transfer to the Transferees and the Transferees will acquire from the Transferor the New Teletouch Shares (as defined in the Heads Agreement) in the amounts and for the consideration specified in Section 1 of the Heads Agreement (the “Exchange Consideration”).

1.2 Closing; Escrow Agreement. The New Teletouch Shares are pledged to certain lenders (“Lenders”) under a Loan Agreement under which Fortress Credit Corp., a Delaware corporation (“Agent”), acts as agent for such Lenders. Contemporaneously with the execution of this Agreement, the Transferees, Transferor and Agent will enter into the Escrow Agreement (“Escrow Agreement”) with BOKF, N.A., d/b/a Bank of Texas (“Escrow Agent”) as contemplated by the Heads Agreement. The closing of the transfer (“Closing”) will be deemed to take place upon the release of the Escrowed Shares (as defined in the Escrow Agreement) on the Release Date (as defined and stated in the Escrow Agreement). Upon execution of this Agreement, (a) each Transferee will deliver a wire transfer or certified or bank cashier’s check to the Escrow Agent for the cash portion of the Exchange Consideration to be delivered to the Escrow Agent pursuant to the Heads Agreement (the “Cash Consideration”) and (b) the Transferor will deliver to the Escrow Agent an executed and undated stock power (the “Undated Teletouch Stock Power”) assigning the New Teletouch Shares to the Transferees in the amounts specified in the Heads Agreement. If the requirements for the Closing as stated in the Escrow Agreement have not been satisfied by the Release Date, (A) the Escrow Agent will return (xx) the Cash Consideration to the Transferees, (yy) the New Teletouch Shares to the Agent, to be held subject to the Loan Agreement, and (zz) the executed Undated Teletouch Stock Power to the Transferor and (B) the Transferor and the Transferees will remain bound by this Agreement, the Heads Agreement and the Escrow Agreement and Transferor will make other arrangements to promptly deliver the New Teletouch Shares and the Undated Teletouch Stock Power to the Transferees in exchange for payment of the Cash Consideration and the delivery of the Transferred Preferred Units to the Transferor, including, without limitation, all necessary documentation to transfer the Transferred Preferred Units.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby represents and warrants to Transferees as follows as of the date hereof and as of the Closing:

2.1 Binding Obligations of Transferor. The Transferor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability power and authority to own and operate its properties and assets, to execute, deliver and perform its obligations under this Agreement, the Heads Agreement and the Escrow Agreement, and to sell the New Teletouch Shares as provided for herein. This Agreement, the Heads Agreement, the Escrow Agreement and each other agreement contemplated by the Heads Agreement, have each been duly authorized by the managers (and to the extent required, members) of Transferor, have been executed and delivered by the Transferor, and constitute the valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms, except as such enforceability may be limited by applicable (x) general equitable principles and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally, or (y) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or (z) insofar as indemnification and contribution provisions may be limited by applicable law.  The Transferor, as of the date hereof, has obtained all necessary consents as are required with respect to the execution and delivery of this Agreement.

2.2 Ownership of New Teletouch Shares. The Transferor is the record and beneficial owner of the New Teletouch Shares, all of which are held free and clear of all liens, encumbrances, charges and assessments of any nature, except for the security interest held by Lenders. Other than restrictions imposed by federal and state securities laws, the New Teletouch Shares are not subject to any restrictions with respect to transferability. Transferor has full power and authority to assign and transfer the New Teletouch Shares to Transferees in accordance with the terms of this Agreement and the Heads Agreement without obtaining the consent or approval of the Company or any other person, other than the Lenders and the Federal Communication Commission (“FCC”) with respect to the FCC licenses owned by the Company based on the change of control with respect to the Company resulting from the transactions contemplated by the Heads Agreement or, assuming the representations and warranties of the Transferees in this Agreement are correct, any governmental entity, and the delivery of the New Teletouch Shares to Transferees pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind. There are no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to the New Teletouch Shares, other than the Options (as defined in the Heads Agreement).

2.3 No General Solicitation. Neither the Transferor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933) in connection with the offer or sale of the New Teletouch Shares.

2.4 Company Organization, Good Standing.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority (corporate and otherwise) to own its properties and conduct its business as is now being conducted and as proposed to be conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect (as defined in Section 2.5).

2.5 Company Authorization.  The Company has the full corporate power and authority to enter into and to consummate the transactions contemplated by the Heads Agreement and the Registration Rights Agreement (“the RRA”) contemplated by the Heads Agreement to be entered into between the Company and the Transferees and otherwise to carry out its obligations thereunder.  The execution and delivery of the RRA by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and  no further consent or action is required by the Company, its Board of Directors or its shareholders.  The RRA has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable (x) general equitable principles and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally, or (y) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or (z) insofar as indemnification and contribution provisions may be limited by applicable law.  The execution, delivery and performance of the RRA by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not:  (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents in effect as of the date of execution of this Agreement, or (ii) conflict with, breach, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, mortgage, indenture, credit facility, indebtedness or other instrument (evidencing a Company indebtedness or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii) immediately above, such as could not, individually or in the aggregate: (a) adversely affect the legality, validity or enforceability of this Agreement or the RRA, (b) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business, management, operations or financial condition of the Company and its subsidiaries, taken as a whole, or (c) adversely impair the Company’s ability to perform fully on a timely basis its obligations (any of foregoing clauses (a), (b) or (c), a “Material Adverse Effect”).

2.6 SEC Reports; Financial Statements.  The Company has filed all required forms, reports and documents (“Company SEC Reports,” including annual reports, quarterly reports, proxy statements and all other reports and registration statements) with the Securities and Exchange Commission ("SEC") since May 31, 2010, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated by the SEC thereunder, each as in effect on the dates such forms, reports, and documents were filed.  None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments.  Except as and to the extent disclosed in the Company SEC Reports, since February 28, 2011, there has not been any event, occurrence or development which does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRANSFEREES

Each Transferee, severally and not jointly, hereby represents and warrants to Transferor as follows as of the date hereof and as of the Closing Date:

3.1 Organization; Binding Obligations of Transferor. RRGC is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability power and authority to own and operate its properties and assets, to execute, deliver and perform its obligations under this Agreement, the Heads Agreement and the Escrow Agreement, and to sell the RRGC Preferred Units as provided for herein. Stratford is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite limited partnership power and authority to own and operate its properties and assets, to execute, deliver and perform its obligations under this Agreement, the Heads Agreement and the Escrow Agreement, and to sell the Stratford Preferred Units as provided for herein. This Agreement, the Heads Agreement, the Escrow Agreement and each other agreement contemplated by the Heads Agreement, have each been duly authorized by the general partner (and to the extent required, limited partners) of RRGC and the general partners (and to the extent required, the limited partners) of Stratford, have been executed and delivered by each of the Transferees.  The Transferees, as of the date hereof, have obtained all necessary consents as are required with respect to the execution and delivery of this Agreement, the Heads Agreement and the Escrow Agreement.

3.2 Authority. Such Transferee has the corporate or other authority to execute and deliver this Agreement and to perform its obligations hereunder, and such actions have been duly authorized by all necessary corporate or other action on the part of such Transferee, and no further action is required by such Transferee in connection therewith.

3.3 Ownership of Transferred Units. RRGC is the record and beneficial owner of the RRGC Preferred Units, all of which are held free and clear of all liens, encumbrances, charges and assessments of any nature, except for the pledge of the RRGC Preferred Units to the Small Business Administration (the “SBA”), which will be released prior to the delivery of such units to Transferor at the Closing. The certificate representing the RRGC Preferred Units was delivered to the possession of the SBA prior to the loss of such certificate.  Stratford is the record and beneficial owner and holder of the Stratford Preferred Units, all of which are held free and clear of all liens, encumbrances, charges and assessments of any nature.  Other than restrictions imposed by federal and state securities laws, the Transferred Preferred Units are not subject to any restrictions with respect to transferability. RRGC has full power and authority to assign and transfer the RRGC Preferred Units to Transferor in accordance with the terms of this Agreement and the Heads Agreement without obtaining the consent or approval of any person, or assuming the representations and warranties of the RRGC in this Agreement are correct, any governmental entity, in each case except for any consents or approvals which have been obtained, and the delivery of the RRGC Preferred Units to Transferor pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind. There are no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to the RRGC Preferred Units.  Stratford has full power and authority to assign and transfer the Stratford Preferred Units to Transferor in accordance with the terms of this Agreement and the Heads Agreement without obtaining the consent or approval of any person, or assuming the representations and warranties of the Stratford in this Agreement are correct, any governmental entity, and the delivery of the Stratford Preferred Units to Transferor pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind. There are no outstanding warrants, options, contracts, calls, commitments, agreements, or demands of any character relating to the Stratford Preferred Units, other than the Options.

3.4 No Conflict.  The execution, delivery and performance of this Agreement, the Heads of Terms, the Escrow Agreement and all other agreements executed in connection therewith by the Transferees and the consummation by the Transferees of the transactions contemplated thereby do not and will not:  (i) conflict with or violate any provision of the Transferees’ respective organizational documents in effect as of the date of execution of this Agreement, or (ii) conflict with, breach, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, mortgage, indenture, credit facility, indebtedness or other or other understanding to which the Transferee is a party or by which any property or asset of the Transferee is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Transferee is subject (including federal and state securities laws and regulations), or by which any property or asset of the Transferee is bound or affected, in the case of each of (ii) and (iii) preceding, except as would not materially impair the ability of the Transferees to undertake the transactions contemplated by the Heads Agreement, this Agreement or the Escrow Agreement.

3.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Transferee, enforceable against such Transferee in accordance with its terms , except as such enforceability may be limited by applicable (x) general equitable principles and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally, or (y) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or (z) insofar as indemnification and contribution provisions may be limited by applicable law.

3.6 Governmental Consents and Filings. Except for any filings required under Sections 13(d) or 16 of the Exchange Act or as have otherwise been obtained or made by such Transferee, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Transferee in connection with the consummation of the transactions contemplated by this Agreement.

3.7 Investment Intent. Such Transferee is acquiring the New Teletouch Shares for such Transferee’s own account, not as a nominee or agent, for investment, and not with a view to the resale or distribution of any part thereof except as contemplated by the RRA. Such Transferee has no present intention of selling, granting any participation in, or otherwise distributing the same except as contemplated by the RRA.

3.8 Accredited Transferees. Such Transferee is an accredited investor, as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act. Such Transferee has not been formed for the specific purpose of acquiring the New Teletouch Shares.

3.9 Restricted Securities. Such Transferee understands that the New Teletouch Shares have not been, and, except as contemplated by the RRA, will not be, registered under the Securities Act, and have not been, and will not be, registered or qualified under any state securities laws, and that, accordingly, Such Transferee must hold the New Teletouch Shares indefinitely unless the New Teletouch Shares are registered with the SEC and registered or qualified under applicable state securities laws, or an exemption from such registration and qualification requirements is available. Such Transferee acknowledges that the New Teletouch Shares will be “restricted securities,” as such term is defined in paragraph (a)(3) of Rule 144 (“SEC Rule 144”) promulgated by the SEC under the Securities Act, and may only be resold pursuant to an effective registration statement filed by Teletouch with the SEC under the Securities Act, or pursuant to SEC Rule 144 or an exemption from the registration requirements of the Securities Act and applicable state securities laws. Such Transferee acknowledges that Teletouch has no obligation to register or qualify the New Teletouch Shares for offer, sale or other distribution except as set forth in the RRA. Such Transferee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the New Teletouch Shares, and on requirements relating to Teletouch that are outside of such Transferee’s control and which Teletouch may not be able to satisfy. Such Transferee understands that this offering is not intended to be part of the public offering, and that such Transferee will not be able to rely on the protection of Section 11 of the Securities Act.

3.10 Investigation. Such Transferee has been given full access by Teletouch to all information concerning the business and financial condition, properties, assets, operations and prospects of Teletouch that such Transferee deems relevant for purposes of making the investment contemplated by this Agreement, has been given access to and the opportunity to discuss with and ask questions of management of Teletouch regarding the business and financial condition, properties, assets, operations and prospects of Teletouch, and has received and reviewed copies of all of Teletouch’s reports, definitive proxy statements, schedules, and registration statements filed by Teletouch with the SEC since May 31, 2010, and all exhibits thereto. By reason of such Transferee’s knowledge and experience in financial and business matters in general, the business of Teletouch, and investments of the type contemplated by this Agreement in particular, such Transferee is capable of evaluating the merits and risks of making the investment in the New Teletouch Shares and is able to bear the economic risk of the investment (including a complete loss of its investment in the New Teletouch Shares). Such Transferee has conducted such investigation as it deems relevant in connection with its consummation of the transactions contemplated by this Agreement.  Nothing contained in this Section and no review or investigation undertaken by such Transferee shall affect Transferor’s or the Company’s liability under applicable securities or other laws, rules and regulations or under any representation or warranty contained herein or in the RRA.

3.11 Trading Activities. Neither Transferees, nor any person acting on its behalf or at its direction, has engaged in any purchase or sale of Common Stock, including, without limitation, any short sale, pledge, transfer, or establishment of an open “put equivalent position” (as defined in paragraph (h) of Rule 16a-1 under the Exchange Act), after learning about the transactions contemplated by this Agreement.

3.12 Legends. Such Transferee understands that certificates representing the New Teletouch Shares will bear the following or similar legends:

(i)
“THE SECURITES WHICH ARE REPRESENTED HEREBY HAVE NOT BEEN THE SUBJECT OF REGISTERATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED AND REMAINS EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

(ii)
THE SECURITIES WHICH ARE REPRESENTED HEREBY ARE SUBJECT TO A CALL OPTION AND A PUT OPTION PURSUANT TO THAT CERTAIN PUT AND CALL OPTION AGREEMENT DATED AUGUST [  ], 2011 (“PUT/CALL OPTION AGREEMENT”), BY AND AMONG TLL PARTNERS, L.L.C., STRATFORD CAPITAL PARTNERS, L.P., AND RETAIL RESTAURANT GROWTH CAPITAL PARTNERS, L.P. WHICH RESTRICTS THE TRANSFER OF THE SHARES PRIOR TO [], 2012.  ANY TRANSFEREE OF THESE SECURITIES MUST COMPLY WITH THE TERMS OF THE PUT/CALL OPTION AGREEMENT.

(iii)
THE SECURITIES WHICH ARE REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF AUGUST [  ], 2011, BY AND AMONG TLL PARTNERS, L.L.C., STRATFORD CAPITAL PARTNERS, L.P., AND RETAIL RESTAURANT GROWTH CAPITAL PARTNERS, L.P,

(iv)	Any legend required by the securities laws of any state to the extent such laws are applicable to the New Teletouch Shares represented by the certificate so legended.

The legends in the preceding clauses (ii) and (iii) shall be removed promptly upon the request of a Transferee to the extent that the transfer restrictions applicable in the Put/Call Option Agreement no longer apply following transfer of the New Teletouch Shares by a Transferee.

3.13 Brokers and Finders. Such Transferee has not agreed to pay or incurred any obligation in respect of any brokerage fee, finder’s fee, or other commission in connection with the sale of New Teletouch Shares contemplated by this Agreement.

ARTICLE IV
COVENANTS AND OTHER AGREEMENTS

4.1 Securities Laws Disclosure. Transferees shall timely file all reports and schedules required to be filed by it under the provisions of the Securities Act and the Exchange Act, including, without limitation, all schedules required to be filed by Section 13(d) and all reports required to be filed by Section 16(a) of the Exchange Act and the rules and regulations of the SEC promulgated under such Sections, in connection with the transactions contemplated by this Agreement.

4.2 Transaction Fees. The Transferor shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby, except for claims for any such fees or commissions made as a result of actions by the Transferees that would constitute a breach of the representations made by the Transferees in Article III. The Transferor shall pay, and hold Transferees harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

ARTICLE V
MISCELLANEOUS

5.1 Survival of Representations and Warranties. All representations, warranties and agreements made by Transferor and Transferees in this Agreement or in any certificate or other instrument delivered pursuant hereto shall survive the Closing and any investigation and discovery by Transferor or by Transferees, as the case may be, made at any time with respect thereto.

5.2 Communications. All notices or other communications hereunder shall be in writing and shall be given by personal delivery, by courier or other delivery service (which obtains a receipt evidencing delivery) or by registered or certified mail (postage prepaid and return receipt requested) addressed as set forth below:

If to Transferor:

TLL Partners, L.L.C.
5718 Airport Freeway
Ft. Worth, TX 76117
Attn: Robert McMurrey
Fax: 817-654-6672
Email: rmcmurrey@teletouch.com

If to the Transferees:

Stratford Capital Partners, L.P.
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Dave Knickel
Email: dknickel@hmcapital.com

Retail & Restaurant Growth Capital, L.P.
2701 E. Plano Pkwy, Suite 200
Plano, TX 75074
Attention: Ray Hemmig
Fax: 214.291.2473
Email: rhemmig@rrgcsbic.com

or such other address as any party may designate to the other parties hereto in accordance with the aforesaid procedure. All notices and other communications shall be deemed to have been given as of the date of deposit in the United States mail or upon receipt by the party, if personally delivered.

5.3 Successors and Assigns. This Agreement is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns; provided, however, that neither this Agreement, the Heads Agreement, nor any right pursuant hereto or thereto nor interest herein or therein shall be assignable except (i) by Transferor with the prior written consent of Transferees, which will not be unreasonably withheld, or (ii) by Transferees with the prior written consent of Transferor, which will not be unreasonably withheld. None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

5.4 Entire Agreement. This Agreement (together with the Heads Agreement, the Escrow Agreement and each other document contemplated by the Heads Agreement) constitutes the entire understanding and agreement between Transferor and Transferees with respect to the subject matter hereof, and supersedes all prior and contemporaneous written and oral negotiations, discussions, agreements and understandings with respect to such subject matter.

5.5 Headings. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.7 Costs of Enforcement. If any action or proceeding is instituted by either Transferees or Transferor to enforce or construe any provision of this Agreement, the Heads Agreement or the Escrow Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all of its costs and expenses incurred by such prevailing party, including without limitation, reasonable attorneys’ fees and disbursements.

5.8 Applicable Law, Jurisdiction, Venue. The validity, legality, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Texas, without giving effect to principles of conflict of laws.

5.9 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Transferor and Transferees or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.10 Interpretation. Transferees and Transferor have participated in the negotiation and drafting of this Agreement. Accordingly, Transferees and Transferor waive any statutory provision, judicial precedent or other rule of law to the effect that contractual ambiguities are to be construed against the party who shall have drafted this Agreement.

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TRANSFEROR: TLL PARTNERS, L.L.C.
By:
Robert M. McMurrey
Title:	Manager

TRANSFEREES: STRATFORD CAPITAL PARTNERS, L.P. By: Stratford Capital GP Associates, L.P., its general partner By: Stratford Capital Corporation, its general partner
By:
Name:	David W. Knickel
Title:	Vice President
RETAIL & RESTAURANT GROWTH CAPITAL, L.P. By: Retail & Restaurant Growth Partners, its general partner By: Retail & Restaurant Growth Management, Inc., its general partner
By:
Name:	Ray Hemmig
Title:	Chairman